Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES EARNINGS OF $0.35 PER DILUTED SHARE FOR FIRST QUARTER OF 2008

In a period of high volatility and inconsistent volumes, Global Markets’ pre-tax earnings in the first quarter 2008 more than doubled year-over-year to $78.9 million; Pre-tax margins rose to 36% in the first quarter 2008 from 21% in the first quarter 2007

Global Markets generated first quarter 2008 revenues of $218.8 million; Increase of 27% from first quarter 2007 revenues of $172.6 million driven by electronic market access and trade execution services

Asset Management recorded first quarter 2008 revenues of $15.2 million, a 75% decrease from first quarter 2007 revenues of $61.2 million amid continuing weakness in the credit markets; Asset Management reported a pre-tax loss of $4.1 million in the first quarter 2008

JERSEY CITY, New Jersey (April 16, 2008) – Knight Capital Group, Inc. (Nasdaq: NITE) today reported earnings of $32.5 million, or $0.35 per diluted share, and pre-tax income of $55.8 million, which included a minority interest expense of $1.5 million for the first quarter of 2008.

For the first quarter of 2007, the company reported earnings from continuing operations of $33.2 million, or $0.32 per diluted share, and pre-tax income of $54.7 million. Including a loss from discontinued operations of $1.3 million, net of tax, or $0.01 per diluted share, earnings were $31.9 million, or $0.31 per diluted share, for the first quarter of 2007. The loss was due to a regulatory charge related to Knight Financial Products LLC, the options market-making business Knight sold to Citigroup in 2004.

Revenues for the first quarter of 2008 were $224.9 million, compared to $241.7 million for the first quarter of 2007.

“In the first quarter of 2008, Knight achieved strong results despite the difficult events testing the liquidity of the global capital markets,” said Thomas M. Joyce, Chairman and CEO, Knight Capital Group. “In Global Markets, we offer deep liquidity in our virtual exchange and continue to demonstrate strategic value to our clients in the trading process. I believe we’ve created a base of sustainable results across market cycles. In Asset Management, Deephaven performed respectably given the environment and negative direction of certain asset class strategies. I’m pleased to report that on a consolidated basis we achieved pre-tax margins of 25 percent.”

	Q1 2008	Q1 2007
Revenues ($) (in thousands)	224,851	241,651
Net income ($) (in thousands)	32,503	31,852
Diluted EPS ($)	0.35	0.31
U.S. equity dollar value traded (in $ millions)	1,024,112	562,500
U.S. equity trades executed (in thousands)	107,096	66,892
Average daily U.S. equity trades (in thousands)	1,756	1,097
Nasdaq and Listed equity shares traded (in millions)	33,657	23,761
OTC Bulletin Board and Pink Sheet shares traded (in millions)	165,127	218,826
Average revenue capture per U.S. equity dollar value traded (bps)	1.5	2.0
Average month-end balance of assets under management (in $ millions)	3,577.6	4,071.5
Quarterly fund return to investors*	(8.0)%	4.9%

*	Quarterly fund return represents the blended quarterly return across all assets under management in the Deephaven funds.

Global Markets

During the first quarter of 2008, Global Markets generated total revenues of $218.8 million, compared to $172.6 million in the first quarter of 2007. In the first quarter of 2008, Global Markets reported pre-tax earnings of $78.9 million, compared to pre-tax earnings of $36.1 million in the first quarter of 2007.

“Global Markets had another terrific quarter in terms of both revenues and pre-tax earnings, aided by high volatility,” said Mr. Joyce. “An increase in net trading revenues, bolstered by further growth in Listed volumes and a record quarter from our London-based team, helped drive strong results. The acquisition and integration of EdgeTrade plus the re-launch of Knight BondPoint, our fixed income trading solution, represented important additions to Global Markets’ electronic market access and trade execution services.”

Asset Management

During the first quarter of 2008, the Asset Management segment, Deephaven Capital Management, generated $15.2 million in asset management fees, compared to $60.7 million in the same period a year ago. In the first quarter of 2008, Deephaven reported a pre-tax loss of $4.1 million, compared to pre-tax earnings of $18.9 million in the first quarter of 2007. The first quarter 2008 pre-tax loss included a $1.5 million minority interest expense relating to the first quarter’s accrual for the one-year minimum distribution to the Deephaven managers pursuant to the Limited Liability Agreement for Deephaven Capital Management LLC, which Knight filed with its Form 8-K on February 8, 2008.

“Deephaven experienced one of the more difficult quarters in its fourteen-year history,” said Mr. Joyce. “Blended fund performance was down. Substantive macro-economic changes and a reduction in event-driven activity, among other factors, led to the closing of the Event Fund. Among the positives, the firm’s senior managers acquired a 49 percent stake in Deephaven. Additionally, the European Event Fund and International Volatility Strategies Fund performed above average within their peer groups.”

Deephaven had approximately $3.5 billion under management at April 1, 2008, down from the $3.9 billion under management at April 1, 2007. The reduction in assets under management is primarily due to the closing of the Event Fund which was announced in a Form 8-K filing on January 31, 2008.

Corporate

In the first quarter of 2008, the Corporate segment reported a pre-tax loss of $19.0 million, compared to a pre-tax loss of $0.3 million in the first quarter of 2007.

The company’s corporate investment in the Deephaven funds incurred a $7.0 million pre-tax loss during the first quarter of 2008, down from $8.0 million pre-tax earnings during the first quarter of 2007. As of

March 31, 2008, the company had $222.3 million in cash and cash equivalents and a $73.8 million corporate investment in funds managed by Deephaven.

“In the first quarter of 2008, we extended the revenue momentum generated in the previous year,” said Mr. Joyce. “By providing access to actionable market intelligence and high-quality trade executions, Global Markets is benefiting from a growing client base, strong volumes and increased operational leverage. These achievements will serve us well over the next several months as market volumes fluctuate and volatility remains unpredictable. At the same time, we’re making progress in expanding our international presence in both Global Markets and Asset Management.”

The company had $934.2 million in stockholders’ equity as of March 31, 2008, equivalent to a book value of $10.11 per diluted share. The company had a book value of $9.28 per diluted share as of March 31, 2007.

During the first quarter of 2008, the company repurchased 1.4 million shares for approximately $22.8 million under the company’s $1.0 billion stock repurchase program. To date, the company has repurchased 60.6 million shares for $649 million. The company has approximately $351 million available to repurchase shares under the program. The company cautions that there are no assurances that any further repurchases may actually occur.

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Copies of this earnings release and other company information can be obtained on Knight’s website, http://www.knight.com. The company will conduct its first quarter of 2008 earnings conference call for analysts, investors and the media at 9:00 a.m. Eastern Daylight Time (EDT) today, April 16, 2008. To access Knight’s earnings conference call, please dial 877.397.0300 for domestic callers or 719.325.4896 for international callers. When prompted, provide the passcode, which is 3744100. The conference call will be webcast live at 9:00 a.m. EDT for all investors and interested parties on Knight’s website. In addition, the company will release its monthly volume statistics for March 2008 on its website before the start of trading today at http://www.knight.com/ourliquidity/volumestatistics.asp.

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About Knight

Knight Capital Group, Inc. (Nasdaq: NITE) is a leading financial services firm that provides electronic and voice access to the capital markets across multiple asset classes for buy-side, sell-side and corporate clients, and asset management for institutions and private clients. Our Global Markets business provides market access and trade execution services in nearly every U.S. equity security and a large number of international securities, futures, options, foreign exchange and fixed income. We offer high-quality trade executions through natural liquidity, capital facilitation and trading technology, with comprehensive products and services that support alpha creation and capital formation. Our Asset Management business, Deephaven Capital Management, is a global multi-strategy alternative investment manager focused on delivering attractive risk-adjusted returns with low correlation to the broader markets. More information about Knight can be found at www.knight.com.

Certain statements contained herein, and the documents incorporated by reference, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with the costs, integration, performance and operation of businesses recently acquired, or that may be acquired in the future, by the Company. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, and in other reports or documents the Company files with, or furnishes to, from time to time the SEC. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, and in other reports or documents the Company files with, or furnishes to, from time to time the SEC.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2008	2007
	(In thousands, except per share amounts)
Revenues
Commissions and fees	$110,992	$103,859
Net trading revenue	101,517	61,637
Asset management fees	15,186	60,714
Interest, net	2,757	4,818
Investment income and other, net	(5,601)	10,623

Total revenues	224,851	241,651

Transaction-based expenses
Execution and clearance fees	23,031	27,410
Soft dollar and commission recapture expense	18,876	14,537
Payments for order flow and ECN rebates	8,926	12,599

Total transaction-based expenses	50,833	54,546

Revenues, net of transaction-based expenses	174,018	187,105

Other direct expenses
Employee compensation and benefits	86,434	102,233
Communications and data processing	10,128	8,699
Depreciation and amortization	5,746	5,402
Professional fees	5,086	5,489
Occupancy and equipment rentals	4,012	3,455
Business development	3,915	3,779
Other	1,420	3,333

Total other direct expenses	116,741	132,390

Income from continuing operations before income taxes and minority interest	57,277	54,715
Income tax expense	23,320	21,530

Income from continuing operations before minority interest	33,957	33,185
Minority interest expense	1,454	—

Income from continuing operations	32,503	33,185
Loss from discontinued operations, net of tax	—	(1,333)

Net income	$32,503	$31,852

Basic earnings per share from continuing operations	$0.36	$0.33

Diluted earnings per share from continuing operations	$0.35	$0.32

Basic and diluted earnings per share from discontinued operations	—	$(0.01)

Basic earnings per share	$0.36	$0.32

Diluted earnings per share	$0.35	$0.31

Shares used in computation of basic earnings per share	89,810	100,906

Shares used in computation of diluted earnings per share	92,445	104,335

“Continuing operations” include the company's two operating segments, Global Markets and Asset Management. Continuing operations also include a Corporate segment, encompassing corporate investments and overhead expenses. Amounts reported as “discontinued operations” include the company's former Derivative Markets business segment, which included the subsidiary Knight Financial Products LLC, the sale of which was completed to Citigroup at the close of business on December 9, 2004.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2008	December 31, 2007
	(In thousands)
ASSETS
Cash and cash equivalents	$222,331	$222,435
Securities owned, held at clearing brokers, at market value	451,313	412,565
Receivable from brokers and dealers	322,378	382,544
Asset management fees receivable	5,830	27,588
Investment in Deephaven sponsored funds	73,755	83,732
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	64,643	62,073
Strategic investments	83,047	73,704
Goodwill	184,218	132,832
Intangible assets, less accumulated amortization	73,367	57,845
Deferred compensation investments	102,112	85,504
Other assets	136,698	214,991

Total assets	$1,719,692	$1,755,813

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Securities sold, not yet purchased, at market value	$364,736	$335,280
Payable to brokers and dealers	91,724	117,001
Accrued compensation expense	140,705	228,275
Accrued expenses and other liabilities	115,854	119,879
Long term debt	70,000	70,000

Total liabilities	783,019	870,435

Minority interest	2,454	—
Stockholders' equity
Class A common stock	1,529	1,509
Additional paid-in-capital	607,557	587,025
Retained earnings	966,602	934,099
Treasury stock, at cost	(641,469)	(637,255)

Total stockholders' equity	934,219	885,378

Total liabilities and stockholders' equity	$1,719,692	$1,755,813

KNIGHT CAPITAL GROUP, INC.

PRE-TAX EARNINGS FROM CONTINUING

OPERATIONS BY BUSINESS SEGMENT*

Amounts in millions

(Unaudited)

	For the three months ended
	March 31, 2008	March 31, 2007
Global Markets
Revenues	$218.8	$172.6
Expenses	139.9	136.5

Pre-tax earnings	78.9	36.1

Asset Management
Revenues	15.2	61.2
Expenses	17.9	42.3

Pre-tax earnings	(2.7)	18.9
Minority interest expense	1.5	—

Pre-tax earnings after minority interest expense	(4.1)	18.9

Corporate
Revenues	(9.2)	7.8
Expenses	9.8	8.2

Pre-tax earnings	(19.0)	(0.3)

Consolidated
Revenues	224.9	241.7
Expenses	167.6	186.9

Pre-tax earnings	57.3	54.7
Minority interest expense	1.5	—

Pre-tax earnings after minority interest expense	$55.8	$54.7

*	Totals may not add due to rounding.